As filed with the Securities and Exchange Commission
                         on July 10, 1996

                                             Registration No. 333-
=================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                          ................

                             FORM S-3



                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933


                    Continental Airlines, Inc.
      (Exact name of registrant as specified in its charter)

             Delaware                           74-2099724
    (State or other jurisdiction             (I.R.S. employer
        of incorporation or               identification number)
           organization)

                  2929 Allen Parkway, Suite 2010
                       Houston, Texas 77019
                          (713) 834-2950
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Jeffery A. Smisek, Esq.
       Senior Vice President, General Counsel and Secretary
                    Continental Airlines, Inc.
                  2929 Allen Parkway, Suite 2010
                       Houston, Texas 77019
                          (713) 834-2950
     (Name, address, including zip code, and telephone number, including area code, of agent for service)



                   Copies of correspondence to:
                       Michael L. Ryan, Esq.
                Cleary, Gottlieb, Steen & Hamilton
                         One Liberty Plaza
                     New York, New York 10006


 Approximate date of commencement of proposed sale to the public:
 As soon as practicable after this Registration Statement becomes effective.


   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. x/
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                 CALCULATION OF REGISTRATION FEE

=============================================================================
                                     PROPOSED      PROPOSED
                                      MAXIMUM       MAXIMUM
                                     OFFERING      AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS    AMOUNT TO BE  PRICE PER  OFFERING PRICE   REGISTRATION
OF SECURITIES TO BE     REGISTERED   UNIT (3)         (3)           FEE(1)
    REGISTERED              (1)
- -----------------------------------------------------------------------------
6 3/4% Convertible
Subordinated Notes     $192,975,000    100%      $192,975,000      $66,544
of Continental
Airlines, Inc.
- -----------------------------------------------------------------------------
Class B common stock
of Continental              (2)         --            --              --
Airlines, Inc.(2)
- -----------------------------------------------------------------------------
Total                  $192,975,000    100%      $192,975,000      $66,544
=============================================================================
(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(i) of the Securities Act.
(2)   Such indeterminate number of shares of Continental
      Airlines, Inc. Class B common stock as may be issuable upon conversion of the Convertible Subordinated Notes registered hereunder, including such shares as may be issuable pursuant to anti-dilution adjustments.
(3)   Exclusive of accrued interest, if any.

           ---------------------------------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              SUBJECT TO COMPLETION--DATED JULY 10, 1996
PROSPECTUS                      $192,975,000
                     Continental Airlines, Inc.
        6 3/4% Convertible Subordinated Notes Due April 15, 2006

      This Prospectus relates to the offering for resale of $192,975,000 aggregate principal amount of the 6 3/4% Convertible Subordinated Notes in registered form as of July __, 1996 (the "Registered Notes") issued under an Indenture, dated as of March 26, 1996, as supplemented by the First Supplemental Indenture, dated as of July , 1996, (the "Indenture"), between Continental Airlines, Inc., a Delaware corporation ("Continental" or the "Company") and Bankers Trust Company, as Trustee (the "Trustee"), and the shares of Class B common stock, par value $.01 per share ("Class B common stock"), of the Company issuable upon conversion of the Registered Notes. The Registered Notes were issued and sold together with $37,025,000 of the Company's 6 3/4% Convertible Subordinated Notes in bearer form (the "Bearer Notes") issued under the Indenture on March 26, 1996 to the Underwriter (as defined herein, see "Selling Holders") and were simultaneously sold by the Underwriter in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Underwriter to be qualified institutional buyers as defined in Rule 144A under the Securities Act and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Registered Notes and the Bearer Notes are collectively referred to herein as the "Notes". The Bearer Notes, and the shares of Class B common stock issuable upon conversion of the Bearer Notes, are not being offered pursuant to this Prospectus.

      The Registered Notes and the Class B common stock issuable upon conversion of the Registered Notes (the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any such underwriters, dealers or agents involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Offered Securities may be deemed to be

"underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

      The Notes are convertible into shares of Class B common stock of Continental at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $30.195 per share (equivalent to a conversion rate of 33.118 shares per $1,000 principal amount of Notes), subject to adjustment in certain events. Such conversion price and conversion rate, have been adjusted for the 2-for-1 stock split announced by Continental on June 26, 1996 and payable on July 16, 1996 to holders of record of its Class B common stock and Class A common stock on July 2, 1996. On July 5, 1996, the last reported sale price of the Company's Class B common stock, which is listed on the New York Stock Exchange ("NYSE") under the symbol "CAI.B", was $ 59.250 per share, which price does not give effect to the stock split.

      Interest on the Notes is payable on April 15 and October 15 of each year, commencing on October 15, 1996. Principal and interest payments will be made without any deduction for U.S. withholding taxes, except to the extent described under "Description of Notes--Payment of Additional Amounts". The Notes are redeemable (a) in the event of certain developments involving U.S. withholding taxes or certification requirements (as described under "Description of Notes--Redemption--Redemption for Taxation Reasons"), at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date, and (b) at the option of the Company, on or after April 15, 1999, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the redemption date. See "Description of Notes--Redemption". The Notes are not entitled to any sinking fund. The Notes will mature on April 15, 2006.

      In the event of a Change in Control (as defined), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Class B common stock (valued at 95% of the average closing prices for the five trading days immediately preceding and including the third trading day prior to the repurchase date), at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date.

      The Notes are unsecured obligations subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and are effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of March 31, 1996, the aggregate amount of outstanding Senior Indebtedness of the Company was approximately $1.7 billion. The Indenture does not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other indebtedness. See "Description of Notes--Subordination".

      Prospective investors should carefully consider the matters discussed under the caption "Risk Factors" commencing on page 7.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is , 1996.

                       AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the following public reference facilities maintained by the Commission: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1300, Seven World Trade Center, New York, New York 10048; and The Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, reports, proxy statements and other information concerning Continental may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      Continental is the successor to Continental Airlines
Holdings, Inc. ("Holdings"), which merged with and into Continental on April 27, 1993. Holdings had also been subject to the informational requirements of the Exchange Act.

      This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by Continental with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to Continental and Holdings and the securities offered hereby. Although statements concerning and summaries of certain documents are included herein, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. These documents may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained at fees and charges prescribed by the Commission.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission (File No. 0-9781) are hereby incorporated by reference in this Prospectus:
(i) Continental's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended by Forms 10-K/A1 and 10-K/A2 filed on March 8, 1996 and April 10, 1996, respectively), (ii) the description of Class B common stock contained in Continental's registration statement (Registration No. 0-21542) on Form 8-A, and any amendment or report filed for the purpose of updating such description, (iii) Continental's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and (iv) Continental's Current Reports on Form 8-K, filed on January 31, 1996, March 26, 1996, May 7, 1996 and June 27, 1996.

      All reports and any definitive proxy or information statements filed by Continental pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Continental will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Continental Airlines, Inc., 2929 Allen Parkway, Suite 2010, Houston, Texas 77019, Attention: Secretary, telephone (713) 834-2950.

                        PROSPECTUS SUMMARY

      The following summary information is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Prospectus. Prospective investors should consider carefully the matters discussed under the caption "Risk Factors." Unless otherwise stated or unless the context otherwise requires, references to "Continental" or the "Company" include Continental Airlines, Inc. and its predecessors and subsidiaries. All route, fleet, traffic and similar information appearing in this Prospectus is as of or for the period ended April 30, 1996, unless otherwise stated herein.

THE COMPANY

      Continental Airlines, Inc. is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Continental is the fifth largest United States airline (as measured by revenue passenger miles in the first three months of 1996) and, together with its wholly owned subsidiary, Continental Express, Inc. ("Express"), and its 91%-owned subsidiary, Continental Micronesia, Inc. ("CMI"), serves 190 airports worldwide.

      The Company operates its route system primarily through domestic hubs at Newark, Houston Intercontinental and Cleveland, and a Pacific hub on Guam and Saipan. Each of Continental's three U.S. hubs is located in a large business and population center, contributing to a high volume of "origin and destination" traffic. The Guam/Saipan hub is strategically located to provide service from Japanese and other Asian cities to popular resort destinations in the western Pacific. Continental is the primary carrier at each of these hubs, accounting for 52%, 79%, 53% and 72% of all daily jet departures, respectively.

      Continental directly serves 131 U.S. cities, with additional cities (principally in the western and southwestern United States) connected to Continental's route system under agreements with America West Airlines, Inc. Internationally, Continental flies to 59 destinations and offers additional connecting service through alliances with foreign carriers. Continental operates 66 weekly departures to six European cities and markets service to eight other cities through code-sharing agreements. Continental is one of the leading airlines providing service to Mexico and Central America, serving more destinations in Mexico than any other United States airline. In addition, Continental flies to four cities in South America, including service between Newark and Bogota, Colombia, with service on to Quito, Ecuador which began in June 1996. Through its Guam/Saipan hub, Continental provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

      The Company is a Delaware corporation. Its executive offices are located at 2929 Allen Parkway, Suite 2010, Houston,
Texas 77019, and its telephone number is (713) 834-2950.

THE OFFERING

Securities Offered..........  $192,975,000 principal amount of 6 3/4%
                              Convertible Subordinated Notes due
                              April 15, 2006 (the "Registered
                              Notes"), with interest payable on
                              April 15 and October 15 of each year,
                              commencing on October 15, 1996.

Issuer......................  Continental Airlines, Inc., a Delaware
                              corporation.

Conversion Price............  $30.195 per share (equivalent to a conversion rate of 33.118 shares per
                              $1,000 principal amount of Notes)
                              subject to adjustment.  Such
                              conversion price and conversion rate
                              have been adjusted for the 2-for-1
                              stock split announced by Continental
                              on June 26, 1996 and payable on July
                              16, 1996 to holders of record of its
                              Class B common stock and Class A
                              common stock on July 2, 1996.

Form and Denomination.......  The Registered Notes were issued in the form of a Global Registered Note
                              and deposited with the Trustee as
                              custodian for, and registered in the
                              name of a nominee of, The Depository
                              Trust Company ("DTC").  The Registered
                              Notes are in denominations of $1,000
                              and integral multiples thereof.

Convertibility..............  The Notes are convertible into shares of Class B common stock of the Company
                              at any time prior to the close of
                              business on the maturity date, unless
                              previously redeemed or repurchased, at
                              the conversion price set forth above,
                              subject to adjustment.  Holders of
                              Notes called for redemption will be
                              entitled to convert the Notes to and
                              including, but not after, the date
                              fixed for redemption.  The right to
                              convert a Note delivered for
                              repurchase will terminate on the close
                              of business on the repurchase date.

Optional Redemption.........  Redeemable (a) as described
                              immediately below under "Additional
                              Amounts and Redemption for Taxation
                              Reasons" and (b) at the option of the
                              Company, on or after April 15, 1999,
                              at the redemption prices set forth
                              herein, plus accrued interest to the
                              redemption date.

Additional Amounts and        The Company will pay Additional
  Redemption for Taxation     Amounts (as defined in "Description of
  Reasons.................    Notes--Payment of Additional Amounts"),
                              subject to certain exceptions, in
                              order that the non-U.S. Holders of
                              Notes receive the full amount of
                              the principal, premium, if any, and
                              interest specified therein
                              (including any amount payable upon
                              a repurchase of the Notes as
                              described immediately below under
                              "Repurchase at Option of Holders
                              Upon Change in Control") without
                              deduction for or on account of U.S.
                              withholding taxes. In the event
                              that the Company must pay such
                              Additional Amounts as a result of a
                              change in law, the Tax Affected
                              Notes (as defined) will be
                              redeemable at the option of the
                              Company, as a whole but not in
                              part, at 100% of the principal
                              amount thereof, plus any accrued
                              interest to the redemption date
                              (but without reduction for U.S.
                              withholding taxes). The Company
                              will not be obligated to pay
                              Additional Amounts in respect of
                              payments becoming due on the Notes
                              more than 15 days after the
                              redemption date for such a
                              redemption, except to the extent
                              that the Company's obligation to
                              pay such Additional Amounts does
                              not arise from the change in law
                              that resulted in such redemption.

Repurchase at Option of       Repurchasable at the option of the
  Holders Upon Change in      holder upon a Change in Control (as
  Control.................    defined under "Description of Notes --
                              Repurchase at Option of Holders
                              Upon a Change in Control") at 100%
                              of the principal amount thereof,
                              plus accrued interest to the
                              repurchase date. The repurchase
                              price is payable in cash or, at the
                              option of the Company, in Class B
                              common stock (valued at 95% of the
                              average closing prices of the Class
                              B common stock for the five trading
                              days preceding and including the
                              third trading day prior to the
                              repurchase date).

Subordination...............  Subordinated to present and future
                              Senior Indebtedness (as defined) of
                              the Company; senior to the Company's
                              guarantee of the Continental Airlines
                              Finance Trust's mandatorily redeemable
                              preferred securities of trust and the
                              8 1/2% convertible subordinated
                              debentures due 2020 issued by the
                              Company in connection therewith.  The
                              Notes are also effectively
                              subordinated in right of payment to
                              all indebtedness and other liabilities
                              of the Company's subsidiaries.  As of
                              March 31, 1996, the aggregate amount
                              of outstanding Senior Indebtedness was
                              approximately $1.7 billion.  The
                              Indenture does not restrict the
                              incurrence of Senior Indebtedness or
                              other indebtedness by the Company or
                              any of its subsidiaries.

Events of Default...........  Include: (a) failure to pay principal of or premium, if any, on any Note
                              when due, whether or not such payment
                              is prohibited by the subordination
                              provisions of the Indenture; (b)
                              failure to pay any interest on any
                              Note when due, continuing for 30 days,
                              whether or not such payment is
                              prohibited by the subordination
                              provisions of the Indenture; (c)
                              failure to perform any other covenant
                              of the Company in the Indenture,
                              continuing for 60 days after written
                              notices as provided in the Indenture;
                              (d) default in respect of any
                              indebtedness for money borrowed by the
                              Company which results in acceleration
                              of the maturity of an amount in excess
                              of $75,000,000 of indebtedness if such
                              indebtedness is not discharged, or
                              such acceleration is not rescinded or
                              annulled, within 30 days after written
                              notice as provided in the Indenture;
                              and (e) certain events of bankruptcy,
                              insolvency or reorganization.

Registration Rights.........  Continental has agreed to file this
                              Shelf Registration Statement in
                              respect of the Registered Notes and
                              the Class B common stock issuable upon
                              conversion thereof pursuant to the
                              Registration Rights Agreement.  Upon
                              any failure by Continental to comply
                              with certain of its obligations under
                              the Registration Rights Agreement,
                              additional interest will be payable on
                              the Registered Notes.

Governing Law...............  The laws of the State of New York,
                              United States of America.

Indenture...................  Dated as of March 26, 1996, as
                              supplemented by the First
                              Supplemental Indenture, dated as of
                              July , 1996, between the Company
                              and Bankers Trust Company, as
                              Trustee.

Relationship of Class B       The Company's Class A common stock,
  common stock to Class A     par value $.01 per share (the "Class A
  common stock............    common stock"), votes together with
                              the Class B common stock on all
                              matters except as otherwise
                              required by law. Each share of
                              Class B common stock has one vote;
                              each share of Class A common stock
                              has 10 votes. The Class A common
                              stock and Class B common stock
                              share equally in any dividends and
                              distributions. Certain holders of
                              shares of Class A common stock have
                              the right, in certain
                              circumstances, to convert such
                              shares into Class D common stock,
                              par value $.01 per share (the
                              "Class D common stock"), of the
                              Company. Pursuant to the Company's
                              Amended and Restated Certificate of
                              Incorporation (the "Certificate of
                              Incorporation"), at any time after
                              January 1, 1997, shares of Class A
                              common stock will become freely
                              convertible into an equal number of
                              shares of Class B common stock. See
                              "Recent Developments" and
                              "Description of Capital Stock".

Limitation on Voting by       Foreign Ownership Restrictions (as
  Foreign Owners..........    defined) contained in the Company's
                              Certificate of Incorporation and
                              Bylaws ("Bylaws") limit the number
                              of shares of voting stock that may
                              be voted by foreign holders. See
                              "Description of Capital Stock".

Use of Proceeds.............  The Selling Holders will receive all of the proceeds from the sale of the
                              Offered Securities.  Continental will
                              not receive any proceeds from the sale
                              of the Offered Securities.

Listing ....................  The Notes are listed on the Luxembourg
                              Stock Exchange.  The Company's Class B
                              common stock is listed on the NYSE
                              under the symbol "CAI.B".  The Company
                              has filed a supplemental listing
                              application with the NYSE for the
                              listing of the Class B common stock
                              issuable upon conversion of the Notes.

                           RISK FACTORS

      PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CAREFULLY REVIEW
THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD
PARTICULARLY CONSIDER THE FOLLOWING MATTERS.

Risk Factors Relating to the Company

Continental's History of Operating Losses

      Although Continental recorded net income of $224 million in 1995 and $88 million in the three months ended March 31, 1996, it had experienced significant operating losses in the previous eight years. In the long term, Continental's viability depends on its ability to sustain profitable results of operations.

Leverage and Liquidity

      Continental has successfully negotiated a variety of agreements to increase its liquidity during 1995 and 1996.
Nevertheless, Continental remains more leveraged and has significantly less liquidity than certain of its competitors, several of whom have available lines of credit and/or significant unencumbered assets. Accordingly, Continental may be less able than certain of its competitors to withstand a prolonged recession in the airline industry.

      As of March 31, 1996, Continental and its consolidated subsidiaries had approximately $1.7 billion (including current maturities) of long-term indebtedness and capital lease obligations and had approximately $702 million of minority interest, preferred securities of trust, redeemable preferred stock and common stockholders' equity. Common stockholders' equity reflects the adjustment of the Company's balance sheet and the recording of assets and liabilities at fair market value as of April 27, 1993 in accordance with fresh start reporting.

      During the first and second quarters of 1995, in connection with negotiations with various lenders and lessors, Continental ceased or reduced contractually required payments under various agreements, which produced a significant number of events of default under debt, capital lease and operating lease agreements. Through agreements reached with the various lenders and lessors, Continental has cured all of these events of default. The last such agreement was put in place during the fourth quarter of 1995.

      As of March 31, 1996, Continental had approximately $657 million of cash and cash equivalents, including restricted cash and cash equivalents of $124 million. Continental does not have general lines of credit and has no significant unencumbered assets.

      Continental has firm commitments with The Boeing Company ("Boeing") to take delivery of 43 new jet aircraft during the years 1997 through 2002. The estimated aggregate cost of these aircraft is $2.6 billion. The Company is in the process of negotiating a revised aircraft order with Boeing, which is expected to change the product mix and timing of delivery of aircraft without a significant change in the aggregate cost of such order. In addition, the Company took delivery of one Beech 1900-D aircraft in May 1996 and an additional five such aircraft are scheduled to be delivered later in 1996. The Company currently anticipates that the firm financing commitments available to it with respect to its acquisition of new aircraft from Beech Acceptance Corporation ("Beech") will be sufficient to fund all deliveries scheduled during 1996, and that it will have remaining financing commitments from aircraft manufacturers of $676 million for jet aircraft deliveries beyond 1996. However, the Company believes that further financing will be needed to satisfy the remaining amount of such capital commitments. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments.

      For 1996, Continental expects to incur cash expenditures under operating leases of approximately $586 million, compared with $521 million for 1995, relating to aircraft and approximately $229 million relating to facilities and other rentals, the same amount as for 1995. In addition, Continental has capital requirements relating to compliance with regulations that are discussed below.
See "--Regulatory Matters."

      Continental and CMI have secured borrowings from certain affiliates of General Electric Company (General Electric Company and affiliates, collectively, "GE") which aggregated $373 million as of March 31, 1996. CMI's secured loans contain significant financial covenants, including requirements to maintain a minimum cash balance and consolidated net worth, restrictions on unsecured borrowings and mandatory prepayments on the sale of most assets. These financial covenants limit the ability of CMI to pay dividends to Continental. In addition, Continental's secured loans require Continental to, among other things, maintain a minimum cumulative operating cash flow, a minimum monthly cash balance and a minimum ratio of operating cash flow to fixed charges. Continental also is prohibited generally from paying cash dividends on its capital stock, from purchasing or prepaying indebtedness and from incurring certain additional secured indebtedness.

Aircraft Fuel

      Since fuel costs constitute a significant portion of Continental's operating costs (approximately 12.5% for the year ended December 31, 1995 and 12.9% for the three months ended March 31, 1996), significant changes in fuel costs would materially affect the Company's operating results. Fuel prices continue to be susceptible to international events, and the Company cannot predict near or longer-term fuel prices. The Company has entered into petroleum option contracts to provide some short-term protection (currently approximately seven months) against a sharp increase in jet fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result.

Certain Tax Matters

      The Company's United States federal income tax return reflects net operating loss carryforwards ("NOLs") of $2.5 billion, subject to audit by the Internal Revenue Service, of which $1.2 billion are not subject to the limitations of Section 382 of the Internal Revenue Code ("Section 382"). As a result, the Company will not pay United States federal income taxes (other than alternative minimum tax) until it has recorded approximately an additional $1.2 billion of taxable income following December 31, 1995. For financial reporting purposes, Continental will be required to begin accruing tax expense on its income statement once it has realized an additional $122 million of taxable income following March 31, 1996. Section 382 imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. The sale of the Company's common stock in the Secondary Offering (as defined herein) as described under "Recent Developments" gave rise to an increase in percentage ownership by certain stockholders for this purpose. Based upon the advice of its counsel, Cleary, Gottlieb, Steen & Hamilton, the Company believes that such percentage increase will not give rise to an ownership change under Section 382 as a result of the Secondary Offering. However, no assurance can be given that future transactions, whether within or outside the control of the Company, will not cause a change in ownership, thereby substantially limiting the potential utilization of the NOLs in a given future year. In the event that an ownership change should occur, utilization of Continental's NOLs would be subject to an annual limitation under Section 382. This Section 382 limitation for any post-change year would be determined by multiplying the value of the Company's stock (including both common and preferred stock) at the time of the ownership change by the applicable long-term tax exempt rate (which is 5.78% for June 1996). Unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, Continental's NOL utilization would be limited to a minimum of approximately $100 million per year.

      In connection with the Company's 1993 reorganization under Chapter 11 of the U.S. bankruptcy code effective April 27, 1993

(the "Reorganization") and the recording of assets and liabilities at fair market value under the American Institute of Certified Public Accountants' Statement of Position 90-7--"Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90- 7"), the Company recorded a deferred tax liability at April 27, 1993, net of the amount of the Company's estimated realizable NOLs as required by Statement of Financial Accounting Standards No. 109--"Accounting for Income Taxes." Realization of a substantial portion of the Company's NOLs will require the completion during the five-year period following the Reorganization of transactions resulting in recognition of built-in gains for federal income tax purposes. The Company has consummated one such transaction, which had the effect of realizing approximately 40% of the built-in gains required to be realized over the five-year period, and currently intends to consummate one or more additional transactions. If the Company were to determine in the future that not all such transactions will be completed, an adjustment to the net deferred tax liability of up to $116 million would be charged to income in the period such determination was made.

CMI

      CMI's operating profit margins have consistently been greater than the Company's margins overall. In addition to its non-stop service between Honolulu and Tokyo, CMI's operations focus on the neighboring islands of Guam and Saipan, resort destinations that cater primarily to Japanese travelers. Because the majority of CMI's traffic originates in Japan, its results of operations are substantially affected by the Japanese economy and changes in the value of the yen as compared to the dollar. Appreciation of the yen against the dollar during 1993 and 1994 increased CMI's profitability and a decline of the yen against the dollar may be expected to decrease it. To reduce the potential negative impact on CMI's dollar earnings, CMI from time to time purchases average rate options as a hedge against a portion of its expected net yen cash flow position. Any significant and sustained decrease in traffic or yields to and from Japan could materially adversely affect Continental's consolidated profitability.

Principal Stockholders

      After the Secondary Offering (as defined) which was completed on May 14, 1996 and the conversion by Air Canada of its Class A common stock into Class B common stock, Air Canada holds approximately 10.0% of the common equity interests and 4.0% of the general voting power of the Company, and Air Partners, L.P. ("Air Partners") holds approximately 9.8% of the common equity interests and 39.4% of the general voting power of the Company.
In addition, assuming exercise of all of the warrants held by Air Partners, approximately 23.4% of the common equity interests and 52.1% of the general voting power would be held by Air Partners.
At any time after January 1, 1997, shares of Class A common stock will become freely convertible into an equal number of shares of Class B common stock. Such conversion would effectively increase the relative voting power of those Class A stockholders who do not convert. See "Recent Developments" and "Description of Capital Stock".

      Various provisions in the Company's Certificate of Incorporation and Bylaws currently provide Air Partners with the right to elect one-third of the directors in certain circumstances; these provisions could have the effect of delaying, deferring or preventing a change in control of the Company. See "Recent Developments" and "Description of Capital
Stock".

Risk Factors Relating to the Airline Industry

Industry Conditions and Competition

      The airline industry is highly competitive and susceptible to price discounting. The Company has in the past both responded to discounting actions taken by other carriers and initiated significant discounting actions itself. Continental's competitors include carriers with substantially greater financial resources, as well as smaller carriers with lower cost structures. Airline profit levels are highly sensitive to, and during recent years have been severely impacted by, changes in fuel costs, fare levels (or "average yield") and passenger demand. Passenger demand and yields have been adversely affected by, among other things, the general state of the economy, international events and actions taken by carriers with respect to fares. From 1990 to 1993, these factors contributed to the domestic airline industry's incurring unprecedented losses. Although fare levels have increased recently, significant industry-wide discounts could be reimplemented at any time, and the introduction of broadly available, deeply discounted fares by a major United States airline would likely result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

      The airline industry has consolidated in past years as a result of mergers and liquidations and may further consolidate in the future. Among other effects, such consolidation has allowed certain of Continental's major competitors to expand (in particular) their international operations and increase their market strength. Furthermore, the emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on the major United States airlines. In many cases, the new entrants have initiated or triggered price discounting. Aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. Although management believes that Continental is better able than some of its major competitors to compete with fares offered by start-up carriers because of its lower cost structure, competition with new carriers or other low cost competitors on Continental's routes could negatively impact Continental's operating results.

Regulatory Matters

      In the last several years, the United States Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. The Company expects to continue incurring expenses for the purpose of complying with the FAA's noise and aging aircraft regulations. In addition, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, U.S. Department of Transportation regulations and judicial decisions.

      Management believes that the Company benefitted significantly from the expiration of the aviation trust fund tax (the "ticket tax") on December 31, 1995, although the amount of any such benefit resulting directly from the expiration of the ticket tax cannot precisely be determined. Reinstatement of the ticket tax will result in higher costs to consumers, which may have an adverse effect on passenger traffic, revenue and margins. The Company is unable to predict when or in what form the ticket tax may be reenacted.

      Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have also been considered that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the availability of international routes to United States carriers is regulated by treaties and related agreements between the United States and foreign governments that are amendable. Continental cannot predict what laws and regulations may be adopted or their impact, but there can be no assurance that laws or regulations currently enacted or enacted in the future will not adversely affect the Company.

Risk Factors Relating to the Notes

Ranking of Subordinate Obligations Under the Notes

      The obligations of Continental under the Notes are subordinate to all present and future Senior Indebtedness of Continental and pari passu with obligations to or rights of Continental's other general unsecured creditors. The Notes are senior to the Company's guarantee of Continental Airlines Finance Trust's mandatorily redeemable preferred securities of trust and the 8 1/2% convertible subordinated debentures due 2020 issued by the Company in connection therewith. As of March 31, 1996, Senior Indebtedness aggregated approximately $1.7 billion. There are no terms in the Notes that limit Continental's ability to incur additional indebtedness, including indebtedness that ranks senior to the Notes. See "Description of Notes--Subordination".

Absence of Trading Market

      There is no existing public trading market for the Registered Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Registered Notes to sell such securities, the price at which the holders of Registered Notes would be able to sell such securities or whether a public trading market, if it develops, will continue. If such a market were to exist, the Registered Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company.

                        RECENT DEVELOPMENTS

Stock Split

      On June 26, 1996, the Company announced a 2-for-1 stock split with respect to the Company's Class A common stock and Class B common stock, which will be distributed on July 16, 1996 to stockholders of record as of July 2, 1996.

Corporate Governance

      On June 26, 1996, at the Company's annual meeting of stockholders (the "Annual Meeting"), the Company's stockholders approved changes proposed by the Company to the Company's Certificate of Incorporation, which together with amendments to the Company's Bylaws previously approved by the Company's Board of Directors (collectively, the "Amendments"), generally eliminate special classes of directors (except for Air Partners' right to elect one-third of the directors in certain circumstances as described below) and supermajority provisions, and make a variety of other modifications aimed at streamlining the Company's corporate governance structure. The amendments to the Company's Certificate of Incorporation included elimination of Class C common stock, $.01 par value (the "Class C common stock"), of the Company as an authorized class of capital stock and changed the rights of holders of Class D common stock, $.01 par value (the "Class D common stock") with respect to election of directors--holders of Class D common stock are now entitled to elect one-third of the directors. Pursuant to the Certificate of Incorporation, Class D common stock is solely issuable to Air Partners and certain of its affiliates. There is currently no Class D common stock outstanding. The Amendments, as a whole, reflect the reduction of Air Canada's equity interest in the Company, as described below, and the decision of the former directors designated by Air Canada not to stand for reelection, along with the expiration of various provisions of the Company's Certificate of Incorporation and Bylaws specifically included at the time of the Company's reorganization in 1993.

      The Amendments also provide that, at any time after January 1, 1997, shares of Class A common stock will become freely convertible into an equal number of shares of Class B common stock. Under agreements put in place at the time of the Company's reorganization in 1993, and designed in part to ensure compliance with the foreign ownership limitations applicable to United States air carriers in light of the substantial stake in the Company then held by Air Canada, holders of Class A common stock were not permitted under the Company's Certificate of Incorporation to convert their shares to Class B common stock. In recent periods, the market price of Class A common stock has generally been below the price of Class B common stock, which the Company believes is attributable in part to the reduced liquidity present in the trading market for Class A common stock. A number of Class A stockholders requested that the

Company provide for free convertibility of Class A common stock into Class B common stock, and in light of the reduction of Air Canada's equity stake, the Company determined that the restriction was no longer necessary. Any such conversion would effectively increase the relative voting power of those Class A stockholders who do not convert.

      On April 19, 1996, the Company's Board of Directors approved certain agreements (the "Agreements") with its two major stockholders, Air Canada and Air Partners. The Agreements contain a variety of arrangements intended generally to reflect the intention that Air Canada has expressed to the Company of divesting its investment in Continental by early 1997, subject to market conditions. Air Canada has indicated to the Company that its original investment in Continental has become less central to Air Canada in light of other initiatives it has undertaken
- --particularly expansion within Canada and exploitation of the 1995 Open Skies agreement to expand Air Canada's own flights into the U.S. Because of these initiatives Air Canada has determined it appropriate to redeploy the funds invested in the Company into other uses in Air Canada's business. The Agreements also reflect the distribution by Air Partners, effective March 29, 1996, to its investors (the "AP Investors") of all of the shares of the Class B common stock held by Air Partners and the desire of some of the AP Investors to realize the increase in value of their investment in the Company by selling all or a portion of their shares of Class B common stock.

      Among other things, the Agreements required the Company to file a registration statement under the Securities Act to permit the sale by Air Canada of 2,200,000 shares of Class B common stock held by it and by certain of the AP Investors of an aggregate of 1,730,240 such shares pursuant to an underwritten public offering arranged by the Company (the "Secondary Offering"). The Secondary Offering was completed on May 14, 1996. The Agreements provided for the following additional steps to be taken in connection with the completion of the Secondary
Offering:

         - in light of its reduced equity stake in the Company, Air Canada is no longer entitled to designate nominees to the Board of Directors of the Company, has caused the four present or former members of the Air Canada board who served as directors of Continental to decline nomination for reelection as directors, and converted all of its Class A common stock to Class B common stock;

         - Air Canada and Air Partners have entered into a number of agreements restricting, prior to December
             16, 1996, further disposition of the common stock of the Company held by either of them; and

           - each of the existing Stockholders' Agreement and the registration rights agreement (the ("Original

             Registration Rights Agreement") among the parties were modified in a number of respects to reflect, among other matters, the changing composition of the respective equity interests of the parties.

      After such sale and the conversion by Air Canada of its Class A common stock into Class B common stock, Air Canada holds approximately 10.0% of the common equity interests and 4.0% of the general voting power of the Company, and Air Partners holds approximately 9.8% of the common equity interests and 39.4% of the general voting power of the Company. In addition, assuming exercise of all of the warrants held by Air Partners, approximately 23.3% of the common equity interests and 52.1% of the general voting power would be held by Air Partners.

      The Company and Air Canada also expect to enter into discussions regarding modifications to the Company's existing "synergy" agreements with Air Canada, covering items such as maintenance and ground facilities, with a view to resolving certain outstanding commercial issues under the agreements and otherwise modifying the agreements to reflect Continental's and Air Canada's current needs. The Company has entered into an agreement with Air Partners for the sale by Air Partners to the Company from time to time at Air Partners' election for the one-year period beginning August 15, 1996, of up to an aggregate of $50 million in intrinsic value (then-current Class B common stock price minus exercise price) of Air Partners' Class B common stock warrants. The purchase price would be payable in cash. The Board of Directors has authorized the Company to publicly issue up to $50 million of Class B common stock in connection with any such purchase. In connection with this agreement, the Company has reclassified $50 million from common equity to redeemable warrants.

      Because certain aspects of the Agreements raised issues under the change in control provisions of certain of the Company's employment agreements and employee benefit plans, these agreements and plans were modified to provide a revised change of control definition that the Company believes is appropriate in light of the prospective changes to its equity ownership structure. In connection with the modifications, payments were made to certain employees, benefits were granted to certain employees and options equal to 10% of the amount of the options previously granted to each optionee were granted (subject to certain conditions) to substantially all employees holding outstanding options.

                RATIO OF EARNINGS TO FIXED CHARGES

      The following information for the years ended December 31, 1991 and 1992 and for the period January 1, 1993 through April 27, 1993 relates to Continental's predecessor, Holdings. Information for the period April 28, 1993 through December 31, 1993, for the two years ended December 31, 1994 and 1995, and for the three months ended March 31, 1995 and 1996 relates to Continental. The information as to Continental has not been prepared on a consistent basis of accounting with the information as to Holdings due to Continental's adoption, effective April 27, 1993, of fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7--"Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90- 7").

      For the years ended December 31, 1991 and 1992, for the periods January 1, 1993 through April 27, 1993 and April 28, 1993 through December 31, 1993, for the year ended December 31, 1994 and for the three months ended March 31, 1995, earnings were not sufficient to cover fixed charges. Additional earnings of $316 million, $131 million, $979 million, $60 million, $667 million and $28 million, respectively, would have been required to achieve ratios of earnings to fixed charges of 1.0. The ratio of earnings to fixed charges for the year ended December 31, 1995 was 1.53. The ratio of earnings to fixed charges for the three months ended March 31, 1996 was 1.70. For purposes of calculating this ratio, earnings consist of earnings before taxes, minority interest and extraordinary items plus interest expense (net of capitalized interest), the portion of rental expense deemed representative of the interest expense and amortization of previously capitalized interest. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense.

USE OF PROCEEDS

      The Selling Holders will receive all of the proceeds from the sale of the Offered Securities. Continental will not receive any proceeds from the sale of the Offered Securities.

                 SELECTED FINANCIAL DATA

      The following tables set forth selected financial data of
(i) the Company for the three months ended March 31, 1996 and 1995, the two years ended December 31, 1995 and 1994 and for the period from April 28, 1993 through December 31, 1993 and (ii) Holdings for the period from January 1, 1993 through April 27, 1993. The consolidated financial data of both the Company, for the two years ended December 31, 1995 and 1994 and for the period from April 28, 1993 through December 31, 1993, and Holdings, for the period from January 1, 1993 through April 27, 1993, are derived from their respective audited consolidated financial statements. On April 27, 1993, in connection with the Reorganization, the Company adopted fresh start reporting in accordance with SOP 90-7. A vertical black line is shown in the table below to separate Continental's post-reorganized consolidated financial data from the pre-reorganized consolidated financial data of Holdings since they have not been prepared on a consistent basis of accounting. The consolidated financial data of the Company for the three months ended March 31, 1996 and 1995 are derived from its unaudited consolidated financial statements, which include all adjustments (consisting solely of normal recurring accruals) that the Company considers necessary for the presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The Company's selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements, including the notes thereto, incorporated by reference herein.




                                                          Period
                                                          from
                                                          Reorganiz-  Period
                                                          ation       from
                                                          (April      January
                        Three Months                      28, 1993    1, 1993
                        Ended March      Year Ended       through     through
                            31,          December 31,     December    April
                        -----------     ---------------      31,        27,
                        1996   1995     1995       1994     1993)      1993
                        ----   ----     ----       ----     ----       ----
Statement of
Operations Data:          (In millions of dollars, except per share data)

Operating Revenue:      (unaudited)
Passenger              $1,375 $1,240  $5,302     $5,036   $3,493     $1,622
Cargo, mail and
other                     114    169     523        634      417        235
                        1,489  1,409   5,825      5,670    3,910      1,857

Operating Expenses:
Wages, salaries
and related costs         364    366   1,432(1)   1,532    1,000        502
Aircraft fuel             177    169     681        741      540        272
Aircraft rentals          124    123     497        433      261        154
Commissions               126    119     489        439      378        175
Maintenance,
materials and
repairs                   112     97     429        495      363        184
Other rentals
and landing fees           84     92     356        392      258        120

Depreciation
and amortization           65     64     253        258      162         77

Other                     317    351   1,303      1,391      853        487
                        -----  -----   -----      -----    -----      -----

                        1,369  1,381   5,440      5,681    3,815      1,971
                        -----  -----   -----      -----    -----      -----
Operating Income
(Loss)                    120     28     385        (11)      95       (114)
                        -----  -----   -----      -----    -----      -----

Nonoperating Income
(Expense):
Interest expense          (47)   (53)   (213)      (241)    (165)       (52)
Interest capitalized        1      1       6         17        8          2
Interest income             9      6      31         23       14         --
Gain on System One
transactions               --     --     108         --       --         --
Reorganization items,
net                        --     --      --         --       --       (818)
Other, net                 12    (10)     (7)      (439)(2)   (4)         5
                                          --                  --


                          (25)   (56)    (75)      (640)    (147)      (863)
                        -----  -----   -----      -----    -----      -----


Income (Loss) before
 Income Taxes,
Minority Interest and
Extraordinary Gain         95    (28)    310       (651)     (52)      (977)
Net Income (Loss)        $ 88   $(30)  $ 224     $ (613)   $ (39)   $ 2,640(3)
Earnings (Loss)
per Common and
Common Equivalent
Share(4)                 1.55  (0.60)   3.60     (11.88)   (1.17)      N.M.(5)
Earnings (Loss)
per Common Share
Assuming Full
Dilution(4)              1.18  (0.60)   3.15     (11.88)   (1.17)      N.M.(5)



                                 As of          As of
                               March 31,      December 31,
                                 1996           1995
Balance Sheet Data:            (In millions of dollars)
                              (unaudited)

Cash and Cash Equivalents,
including restricted
Cash and Cash Equivalents
of $124 and $144,
respectively(6)                  $  657        $  747
Other Current Assets.               655           568
Total Property and
Equipment, Net                    1,410         1,461
Routes, Gates and
Slots, Net                        1,517         1,531
Other Assets, Net                   507           514
                                -------       -------

   Total Assets                 $ 4,746       $ 4,821
                                =======       =======

Current Liabilities               2,040       $ 1,984
Long-term Debt and
Capital Leases                    1,462         1,658
Deferred Credits and
Other Long-term liabilities         542           564
Minority Interest                    28            27
Continental-Obligated
Mandatorily Redeemable
Preferred Securities
of Subsidiary Trust
holding solely
Convertible Subordinated
Debentures(7)                       242           242
Redeemable Preferred Stock           42            41
Common Stockholders' Equity         390           305
                                -------       -------

   Total Liabilities
   and Stockholders Equity      $ 4,746       $ 4,821
                                =======       =======

________________

(1) Includes a $20 million cash payment in 1995 by the Company in connection with a 24-month collective bargaining agreement entered into by the Company and the Independent Association of Continental Pilots.

(2) Includes a provision of $447 million recorded in the fourth quarter of 1994 associated with the planned early retirement of certain aircraft and closed or underutilized airport and maintenance facilities and other assets.

(3) Reflects a $3.6 billion extraordinary gain from extinguishment of debt.

(4) On June 26, 1996, the Company announced a 2-for-1 stock split with respect to the Company's Class A common stock and Class
    B common stock. Accordingly, the earnings per share information has been restated to give effect to the stock split.

(5) Historical per share data for Holdings is not meaningful since the Company has been recapitalized and has adopted fresh start reporting as of April 27, 1993.

(6) Restricted cash and cash equivalents agreements relate primarily to workers' compensation claims and the terms of certain other agreements. In addition, CMI is required by its loan agreement with GE to maintain certain minimum cash balances and net worth levels, which effectively restrict the amount of cash available to Continental from CMI.

(7) The sole assets of the Trust are convertible subordinated debentures totalling $250 million which bear interest at the rate of of 8 1/2 % per annum and are expected to be repaid by 2020. Upon repayment, the Continental-Obligated Mandatorily
    Redeemable Preferred Securities of Trust will be mandatorily redeemed.

                       DESCRIPTION OF NOTES

      The Notes were issued under an Indenture, dated as of March 26, 1996, as supplemented by the First Supplemental Indenture dated as of July , 1996, (the "Indenture"), between the Company and Bankers Trust Company, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as described under "Available Information" and for inspection at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, and at the offices of the Paying Agents identified herein. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to Continental Airlines, Inc. and not its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete, and reference is made to the detailed provisions of the Notes and the Indenture and those terms made a part of the Indenture under the Trust Indenture Act, including the definitions therein of certain terms.

General

      The Notes are unsecured subordinated obligations of the Company, limited to $230,000,000 aggregate principal amount, will mature on April 15, 2006 and be payable at a price of 100% of the principal amount thereof. The Notes bear interest at the rate per annum shown on the front cover of this Prospectus from March 26, 1996, payable semiannually on April 15 and October 15 of each year, commencing on October 15, 1996. Interest payable per $1,000 principal amount of Notes for the period from March 26, 1996 to October 15, 1996 will be $37.3125. (ss.ss. 3.1 and 3.7 of the Indenture)

      The Notes will be convertible into Class B common stock initially at the conversion price stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights". (ss. 12.1)

      The Notes are redeemable (a) in the event of certain developments involving U.S. withholding taxes or certification requirements as described below under "--Redemption--Redemption for Taxation Reasons", at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and (b) at the option of the Company, on or after April 15, 1999, in whole or in part, at the redemption prices set forth below under "--Redemption--Optional Redemption", plus accrued interest to the redemption date. (ss. 2.2)

      Beneficial interests in the Registered Notes trade in the Same Day Funds Settlement System of DTC.

Form and Denomination

      The Registered Notes were issued in the form of a Global Registered Note without coupons, and deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. Owners of beneficial interests in the Global Registered Note hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert, exchange or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners are not Holders, and are not entitled to any rights under any Note or the Indenture, with respect to any Global Registered Note, and the Company and the Trustee, and any of their respective agents, may treat DTC as the Holder and owner of any Global Registered Note.

      The Bearer Notes are in definitive bearer form with coupons. The Bearer Notes, and the Class B common stock issuable upon conversion of the Bearer Notes, are not being offered hereby.

      As long as DTC, or its nominee, is the registered Holder of a Global Registered Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Registered Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Registered Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Registered Note, owners of beneficial interests in a Global Registered Note will not be entitled to have any portions of such Global Registered Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Registered Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Registered Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). In the event that owners of beneficial interests in a Global Registered Note become entitled to receive Notes in definitive form, such Notes will be issued only as Registered Notes in denominations of $1,000 and integral multiples thereof.

      Subject to the following considerations, beneficial interests in the Global Registered Notes will trade in DTC's
Same-Day Funds

Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Registered Note representing any Notes held by it or its nominee, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Registered Notes for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Registered Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name". Such payments will be the responsibility of such participants.

      DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Registered Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Registered Notes.

Conversion Rights

      The Holder of any Note has the right, at the Holder's option, to convert any portion of the principal amount of a Registered Note that is an integral multiple of $1,000 into shares of Class B common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $30.195 per share (subject to adjustment as described below). Such conversion price has been adjusted for the 2-for-1 stock split announced by Continental on June 26, 1996 and payable on July 16, 1996 to holders of record of its Class B common stock and Class A common stock on July 2, 1996. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date for such Note or the Repurchase Date, as the case may be. (ss. 12.1)

      Registered Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York and, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the United States, accompanied by a duly signed and completed notice of conversion. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Class B common stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate or certificates will be sent by the Trustee to the Holder, or to the appropriate Conversion Agent for delivery to the Holder. Such shares of Class B common stock issuable upon conversion of the Notes will be fully paid and nonassessable and will rank pari passu with the other shares of Class B common stock of the Company outstanding from time to time. Any Registered Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Registered Notes being surrendered for conversion. In the case of any Registered Note which has been converted after any Regular Record Date but before the next Interest Payment Date, interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Registered Note on such Regular Record Date. As a result, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Registered Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Class B common stock, will be made upon conversion. Holders of Class B common stock issued upon conversion will not be entitled to receive any dividends payable to holders of Class B common stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Class B common stock at the close of business on the day of conversion. (ss.ss. 2.2, 3.7, 12.2 and 12.3)

      A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Class B common stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Class B common stock in a name other than that of the Holder of the Note. Certificates representing shares of Class B common stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. (ss.ss. 12.2 and 12.8)

      The conversion price is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) in any class of Continental common stock, (b) the issuance to all holders of any class of Continental common stock of rights, options or warrants entitling them to subscribe for or purchase any class of Continental common stock at less than the then current market price (determined as of the record date for stockholders entitled to receive such rights, option or warrants) of such common stock, (c) subdivisions, combinations and reclassifications of any class of Continental common stock, (d) distributions to all holders of any class of Continental common stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and mergers and consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of any class of Continental common stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer (of the type described in (f) below) by the Company or any of its subsidiaries for any class of Continental common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (for this purpose being the product of the Current Market Price per share of the Class B common stock on the record date for such distribution times the number of shares of all classes of Continental's common stock outstanding) on such date, and (f) payments to holders of any class of Continental common stock in respect of a tender or exchange offer (other than an odd-lot offer) by Continental or any subsidiary of Continental for Continental common stock at a price in excess of 110% of the Current Market Price per share of such common stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer. The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price. (ss. 12.4) Notices of any adjustments to the conversion price pursuant to this paragraph will be given as provided under "--Notices". (ss. 12.5)

      In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Class B common stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note or coupon, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Class B common stock into which such Note was convertible immediately prior thereto (assuming such holder of Class B common stock failed to exercise any rights of election and that such Note was then convertible). (ss. 12.11)

      If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes. See "United States Taxation--United States Holders--Adjustments in Conversion Price".

Subordination

      The payment of the principal of, premium, if any, and interest on, and the redemption or repurchase of, the Notes and coupons will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the Company. The principal amount of outstanding Senior Indebtedness was approximately $1.7 billion at March 31, 1996. Senior Indebtedness includes, with respect to Continental, (i) the principal, premium, if any, interest and other amounts in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor,
(iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement on any letter of credit, bankers acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness or other obligation that is by its terms subordinated to or pari passu with the Notes and (2) any indebtedness between or among such obligor and its affiliates, including all other debt securities and guarantees in respect of those debt securities, initially issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Continental that, directly or indirectly, is a financing vehicle of Continental (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with, or junior to, the Notes. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. The payment of the principal of, premium, if any, and interest on the Notes and coupons shall rank senior in right of payment to the Company's guarantee of payments under the 8 1/2% Convertible Trust Originated Preferred Securities issued by Continental Airlines Finance Trust and the Company's 8 1/2% Convertible Subordinated Deferrable Interest Debentures due 2020. (ss.ss. 13.1 and 13.2)

      No payment on account of principal of, premium, if any, or interest on, or redemption or repurchase of, the Notes or any coupon may be made by the Company if there is a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any Senior Indebtedness or if any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, shall have occurred and shall not have been cured or waived or shall not have ceased to exist after written notice to the Company and the Trustee by any holder of Senior Indebtedness. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. (ss. 13.2)

      In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of March 31, 1996, there was outstanding approximately $261.2 million of indebtedness of subsidiaries of the Company (excluding intercompany indebtedness); this amount has been included in the principal amount of Continental's outstanding Senior Indebtedness at March 31, 1996, as set forth above.

      The Indenture does not limit the Company's ability to incur
Senior Indebtedness or the ability of the Company or its subsidiaries to incur any other indebtedness.

Redemption

Optional Redemption

      Subject to the discussion under "--Redemption for Taxation Reasons" below, the Notes may not be redeemed at the option of the Company prior to April 15, 1999. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, at the redemption prices specified below, upon not less than 30 nor more than 60 days' prior notice as provided under "--Notices" below.

      The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on April 15 of the following years:


            Year                       Redemption
                                       Price
            1999                       104.725
            2000                       104.050
            2001                       103.375
            2002                       102.700
            2003                       102.025
            2004                       101.350
            2005                       100.675


and thereafter at a Redemption Price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption. (ss.ss. 2.2, 11.1, 11.5, 11.7)

Redemption for Taxation Reasons

      If the Company has or will become obligated to pay Additional Amounts (as described below under "--Payment of Additional Amounts") as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings (any such change or amendment being herein referred to as a "Tax Law Change"), and such obligation cannot be avoided by the Company taking reasonable measures available to it, the Tax Affected Notes may be redeemed, at the option of the Company, in whole but not in part. With respect to any Tax Law Change, "Tax Affected Notes" shall include any Registered Note that, on or before the 30th day after the date on which the Company publishes a notice of redemption pursuant to this paragraph, is delivered to the Trustee together with a written statement from or on behalf of the beneficial owner of such Registered Note to the effect that such beneficial owner has or will become entitled to receive Additional Amounts as a result of such Tax Law Change. Such redemption shall be upon not less than 30 nor more than 60 days' prior notice as provided under "--Notices" below, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest to the redemption date and any Additional Amounts then payable; provided, however, that (1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were a payment in respect of the Notes then due and (2) at the time such notice of redemption is given, the obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of independent counsel of recognized standing, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change.

Payment and Conversion

      The principal of the Registered Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registered Notes in excess of U.S.$2,000,000) maintained by the Holder with, a bank in New York City. Payment of any installment of interest on Registered Notes will be made to the Person in whose name such Registered Notes (or any predecessor Note) are registered at the close of business on the April 1 or October 1 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registered Notes in excess of U.S.$2,000,000) maintained by the Holder with a bank in New York City. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date. (ss. 2.2)

      Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day", when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York or London, England are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes. (ss.ss. 1.1 and 2.2)

      Registered Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York and, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the United States. Registered Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion Rights". (ss.ss. 2.2 and 12.2)

      The Company has initially appointed as Paying Agents and Conversion Agents, Bankers Trust Company, 1 Appold Street, Broadgate, London EC2A 2HE, Bankers Trust Luxembourg S.A., 14 Boulevard F.D. Roosevelt, L-2450 Luxembourg, and Swiss Bank Corporation, Paradeplatz 6, Ch-8010 Zurich, Switzerland. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Registered Notes for conversion, and in a Western European city (which, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, will be Luxembourg) for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "--Notices" below. (ss. 10.2)

      Interest payable on Registered Notes on any redemption date or repurchase date that is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Regular
Record Date. (ss.ss. 11.7, 14.1 and 14.2)

      All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (ss. 10.3)

Payment of Additional Amounts

      The Company will pay to the Holder of any Note who is a United States Alien such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

        (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein, or (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, or a foreign private foundation or foreign tax exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax;

        (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Notes for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

        (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

        (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

        (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

        (f) any tax, assessment or other governmental charge imposed on a holder that actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or that is a controlled foreign corporation related to the Company through stock ownership;

        (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of, premium, if any, or interest on any Note, if such payment can be made without such withholding by any other Paying Agent in Western Europe;

        (h) any tax, assessment or other governmental charge imposed on a Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly been the Holder of the Note; or

        (i) any combination of items (a), (b), (c), (d), (e), (f),
      (g) and (h).  (ss. 2.2)

Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the redemption date for a redemption described in the first paragraph under "--Redemption for Taxation Reasons", except to the extent that the Company's obligation to pay such Additional Amounts does not arise from the Tax Law Change that resulted in such redemption.

      As used in this section, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction and a "United States Alien" is any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust. (ss. 2.2)

Repurchase at Option of Holders Upon a Change in Control

      If a Change in Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of a Note that is $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased (the

"Repurchase Price"), together with interest accrued to the Repurchase Date. (ss. 14.1)

      The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Class B common stock valued at 95% of the average of the closing prices of the Class B common stock for the five trading days ending on and including the third trading day preceding the Repurchase Date; provided that payment may not be made in Class B common stock unless such stock is listed on a national securities exchange or traded on the NASDAQ National Market System at the time of payment.
(ss. 14.1)

      Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. At least two trading days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in Class B common stock. (ss. 14.2)

      A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:


                (i)the acquisition by any Person (including any syndicate or group deemed to be a "person" under
           Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by (x) the Company, any subsidiary of the Company or any employee benefit plan of the Company or
           (y) the Current Principal Shareholders (as defined) or any syndicate or group in which any Current Principal Shareholder has a controlling interest, so long as the entities listed in this clause (y) combined own, directly or indirectly, shares of capital stock of the Company representing less than 60% of the Company's common equity interests and less than 85% of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, in each case, determined on a fully-diluted basis; or

                (ii)any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than a merger
           (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Class B common stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Class B common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the conversion price of the Notes in effect on each such trading day, or (b) all of the consideration (excluding cash payments for fractional shares) in a transaction or transactions constituting the Change in Control described in clause (ii) above consists of shares of common stock traded on a national securities exchange or quoted on the NASDAQ National Market System and as a result of such transaction or transactions the Notes become convertible solely into such common stock. "Current Principal Shareholders" shall mean Air Partners, Air Canada and any partners or affiliates thereof. (ss. 14.3)

      Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

      The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the Company may, to the extent permitted by applicable law and subject to restrictions contained in the underwriting agreement dated March 15, 1996 entered into between the Company and the Underwriter, be re-issued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be re-issued or resold and will be canceled promptly.

      The foregoing provisions would not necessarily afford
Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

Mergers and Sales of Assets by the Company

      The Company may not consolidate with or merge into any other Person or transfer or lease its properties and assets substantially as an entirety to any Person unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and coupons and the performance of the other covenants of the Company under the Indenture, and (b) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (ss. 7.1)

Events of Default

      The following will be Events of Default under the
Indenture: (a) failure to pay principal of or premium, if any, on any Note or coupon when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provision of the Indenture; (c) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (d) default in respect of any indebtedness for money borrowed by the Company that results in acceleration of the maturity of an amount in excess of $75,000,000 of indebtedness if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization. (ss. 5.1) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (ss. 6.3) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (ss. 5.12)

      If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (ss. 5.2) For information as to waiver of defaults, see "--Meetings, Modification and Waiver".

      No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (ss. 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (ss. 5.8)

      The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (ss. 10.9)

Meetings, Modification and Waiver

      The Indenture contains provision for convening meetings of the Holders of Notes to consider matters affecting their interests.
(Article Nine).

      Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either
(i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note,
(b) reduce the principal amount of, or the premium, if any, or interest on, any Note, (c) reduce the amount payable upon a redemption or mandatory repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay Additional Amounts described above in a manner adverse to the Holders, (f) change the place or currency of payment of principal of, premium, if any, or interest on, any Note, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Note,
(h) modify the obligation of the Company to maintain an office or agency in New York City and in a Western European city, (i) adversely affect the right to convert Notes, (j) modify the subordination provisions in a manner adverse to the Holders of the Notes, (k) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (l) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (m) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, or (n) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Class B common stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws (ss.ss. 8.2 and 5.13). The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (ss. 9.4)

      The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent. (ss. 10.13) The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent. (ss. 5.13)

Registration Rights

      In connection with the issuance and sale of the Notes to the Underwriter (the "Original Offering") on March 26, 1996 (the "Original Offering Date"), the Company entered into a registration rights agreement with the Underwriter (the "Registration Rights Agreement") pursuant to which the Company agreed, at the Company's expense, for the benefit of the holders of the Offered Securities, to (i) file with the Commission within 180 days after the Original Offering Date, a registration statement (the "Shelf Registration Statement"), of which this Prospectus forms a part, covering resales of the Offered Securities, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 60 days after the date of filing of the Shelf Registration Statement and (iii) use its best efforts to keep effective the Shelf Registration Statement until three years after the date it is declared effective or such earlier date as all Offered Securities shall have been disposed of or on which all Offered Securities held by persons that are not affiliates of Continental may be resold without registration pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period"). The

Company has agreed to provide to each holder of Offered Securities copies of this Prospectus, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit public resales of the Offered Securities. A holder of Offered Securities that sells such Offered Securities pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver this Prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.

      If (i) on or prior to 180 days following the date of original issuance of the Registered Notes, a Shelf Registration Statement had not been filed with the Commission, or (ii) on or prior to the 60th day following the filing of such Shelf Registration Statement, such Shelf Registration Statement is not declared effective (each, a "Registration Default"), additional interest ("Liquidated Damages") will accrue on the Registered Notes, from and including the day following such Registration Default. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such Liquidated Damages begin to accrue, and will accrue at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount, to and including the 90th day following such Registration Default and one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that the Shelf Registration Statement ceases to be effective during the Effectiveness Period for more than 60 days, whether or not consecutive, during any 12-month period then the interest rate borne by the Registered Notes will increase by an additional one-half of one percent (0.50%) per annum from the 61st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective until such time as the Shelf Registration Statement again becomes effective.

      Continental agreed in the Registration Rights Agreement to use its best efforts to cause such shares of Class B common stock issuable upon conversion of the Notes to be listed on the NYSE upon effectiveness of the Shelf Registration Statement. Continental has filed a supplemental listing application with the NYSE for the listing of the Class B common stock issuable upon conversion of the Notes.

      This summary of certain provisions of the Registration Rights Agreement does not purport to be complete, and reference is made to the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement and is available to prospective investors as described under "Available Information".

Transfer and Exchange

      At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Registered Notes will be exchangeable at any time into an equal aggregate principal amount of Registered Notes of different authorized denominations. See "--Form and Denomination". Registered Notes may not be exchanged for Bearer Notes. (ss. 3.5)

      Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of any transfer agent or at the office of the security registrar, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the transfer agent or the security registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the transfer agents and the security registrar, all as described in the Indenture. Registered Notes may be transferred in whole or in part in authorized denominations. (ss. 3.5)

      The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in New York City, and has appointed Bankers Trust Company and Bankers Trust Luxembourg S.A. in London and Luxembourg, respectively, as transfer agents. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts, provided that there will at all times be a security registrar in and a transfer agent in a Western European city (which, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, will be Luxembourg). (ss.ss. 3.5 and 10.2)

      In the event of a redemption of less than all of the Notes (other than, in the case of Registered Notes, a redemption for the reasons described in the second paragraph under "--Redemption--Redemption for Taxation Reasons") for any of the reasons set forth above under "--Redemption", the Company will not be required (a) to register the transfer or exchange of Registered Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Registered Note, or portion thereof, called for redemption.

Title

      The Company, the Trustee, any Paying Agent and any

Conversion Agent may treat the registered owner (as reflected in the Security Register) of any Registered Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes. (ss. 2.2)

Notices

      Notice to Holders of the Notes will be given by publication in Authorized Newspapers (as set forth in the Indenture) in London and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, in Luxembourg or, if publication in either London or Luxembourg is not practical, in a Western European city. Such publication is expected to be made in the Financial Times and the Luxemburger Wort. Notices to Holders of Notes will also be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such publication or, if published in such Authorized Newspapers on different dates, on the date of the first such publication or on the date of such mailing, as the case may be. (ss.ss. 1.1 and 1.6)

      Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be published in accordance with the procedures described in the preceding paragraph, but shall be irrevocable except as otherwise provided in the second paragraph under "--Redemption--Redemption for Taxation Reasons") and will specify the redemption date.

Governing Law

      The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, United States of America. (ss. 1.1)

The Trustee

      In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (ss.ss. 6.1 and 6.3)

                   DESCRIPTION OF CAPITAL STOCK

      The current authorized capital stock of the Company consists of 50,000,000 shares of Class A common stock, 200,000,000 shares of Class B common stock and 50,000,000 shares of Class D common stock (such classes of common stock referred to collectively as the "common stock") and 10,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"). As of May 31, 1996, there were 4,640,000 outstanding shares of Class A common stock, 23,276,788 outstanding shares of Class B common stock and 421,717 outstanding shares of Series A 12% Cumulative Preferred Stock.

      Pursuant to the Reorganization, on April 27, 1993 the Company issued 1,900,000 shares of Class A common stock and 5,042,368 shares of Class B common stock to a distribution agent for the benefit of the Company's Prepetition Creditors. As of March 31, 1996, there remained 291,459 shares of Class A common stock, 762,291 shares of Class B common stock, and approximately $1 million of cash available for distribution. Pending resolution of certain disputed claims, a distribution agent will continue to hold undistributed Class A common stock and Class B common stock and will vote such shares of each class pro rata in accordance with the vote of all other shares of such class on any matter submitted to a vote of stockholders. Also pursuant to the Reorganization, the Company issued 493,621 shares of Class B common stock to its retirement plan.

      The following summary description of capital stock accurately describes the material matters with respect thereto, but is not intended to be complete and reference is made to the provisions of the Company's Certificate of Incorporation and Bylaws and the agreements referred to in this summary description. As used in this section, except as otherwise stated or required by context, each reference to Air Canada or Air Partners includes any successor by merger, consolidation or similar transaction and any wholly owned subsidiary of such entity or such successor.

Common Stock--All Classes

      Holders of common stock of all classes participate ratably as to any dividends or distributions on the common stock, except that dividends payable in shares of common stock, or securities to acquire common stock, are paid in common stock, or securities to acquire common stock, of the same class as that upon which the dividend or distribution is being paid. Upon any liquidation, dissolution or winding up of the Company, holders of common stock of all outstanding classes are entitled to share ratably the assets of the Company available for distribution to the stockholders, subject to the prior rights of holders of any outstanding Preferred Stock. Holders of common stock have no preemptive, subscription, conversion or redemption rights (other than the conversion rights of holders of Class A common stock described under "--Class B Common Stock and Class A Common Stock" and the anti-dilution rights described under "--Corporate Governance and Control"), and are not subject to further calls or assessments. Holders of common stock have no right to cumulate their votes in the election of directors. All classes of common stock vote together as a single class, subject to the right to a separate class vote in certain instances required by law and to the rights of holders of Class D common stock to vote separately as a class to elect directors as described under "--Special Classes of Common Stock."

Class B Common Stock and Class A Common Stock

      The holders of Class B common stock are entitled to one vote per share, and the holders of Class A common stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders, except that voting rights of non-U.S. citizens are limited as set forth below under "--Limitation on Voting by Foreign Owners" and no holder of Class D common stock can vote any of its Class B common stock for the election of directors (see "--Special Classes of Common Stock").

      Air Canada and Air Partners owned as of May 31, 1996 in the aggregate approximately 19.8% of the outstanding Class A common stock and Class B common stock, representing approximately 43.3% of total voting power (after conversion by Air Canada of its Class A common stock into Class B common stock, but excluding the exercise of warrants held by Air Partners) and Air Partners has warrants to acquire an additional 3,382,632 shares of Class B common stock and 1,519,734 of Class A common stock (together representing approximately 21% of total voting power, assuming exercise of such warrants).

      At any time after January 1, 1997, shares of Class A common stock will become freely convertible into an equal number of shares of Class B common stock. Because the Class A common stock has ten votes per share and the Class B common stock has one vote per share, any such conversion would effectively increase the relative voting power of those Class A stockholders who do not convert.

      Limitation on Voting by Foreign Owners

      The Company's Certificate of Incorporation defines "Foreign Ownership Restrictions" as "applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers (as amended or modified from time to time)." Such restrictions currently require that no more than 25% of the voting stock of the Company be owned or controlled, directly or indirectly, by persons who are not U.S. Citizens ("Foreigners") for purposes of the Foreign Ownership Restrictions, and that the Company's president and at least two-thirds of its other managing officers and directors be U.S. Citizens. For purposes of the

Certificate of Incorporation, "U.S. Citizen" means (i) an individual who is a citizen of the United States; (ii) a partnership each of whose partners is an individual who is a citizen of the United States; or (iii) a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States. The Certificate of Incorporation provides that no shares of capital stock may be voted by or at the direction of Foreigners, unless such shares are registered on a separate stock record (the "Foreign Stock Record") maintained by the Company for the registration of ownership of voting stock by Foreigners. The Company's Bylaws further provide that no shares will be registered on the Foreign Stock Record if the amount so registered would exceed the Foreign Ownership Restrictions or adversely affect the Company's operating certificates or authorities. Registration on the Foreign Stock Record is made in chronological order based on the date the Company receives a written request for registration, except that certain shares acquired by Air Partners in connection with its original investment in the Company that are subsequently transferred to any Foreigner are entitled to be registered prior to, and to the exclusion of, other shares. Shares currently owned by Air Canada and registered on the Foreign Stock Record constitute a portion of the shares that may be voted by Foreigners under the Foreign Ownership Restrictions.

Corporate Governance and Control

      Board of Directors

      The Certificate of Incorporation provides that the Company's Board of Directors shall consist of such number of directors as may be determined from time to time by the Board of Directors in accordance with the Bylaws. The Board of Directors currently consists of twelve directors to be elected by holders of common stock, subject to the rights of holders of preferred stock to elect additional directors as set forth in any preferred stock designation.

      Business Combinations

      The Certificate of Incorporation provides that the Company is not governed by Section 203 of the General Corporation Law of Delaware that, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

      Anti-dilution Rights of Air Partners

      Pursuant to the Certificate of Incorporation, Air Partners has the right to purchase from the Company additional shares of Class B common stock to the extent necessary to maintain its pro rata ownership of the outstanding Class B common stock. Such anti-dilution rights terminate as to Air Partners if the total voting power of the common stock beneficially owned by it is less than 20% of the total voting power of all of the outstanding common stock. Because Air Partners currently does not own any Class B common stock, such anti-dilution rights are not operative.

      Procedural Matters

      The Company's Bylaws require stockholders seeking to nominate directors or propose other matters for action at a stockholders' meeting to deliver notice thereof to the Company certain specified periods in advance of the meeting and to follow certain other specified procedures.

      Change in Control

      The cumulative effect of the provisions of the Certificate of Incorporation and Bylaws referred to under this heading "Description of Capital Stock," and the Stockholders' Agreement is to maintain certain rights of the Air Partners to elect directors and otherwise to preserve its relative ownership and voting positions. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company.

Special Class of Common Stock

      The Certificate of Incorporation authorizes Class D common stock as a mechanism to provide, under certain circumstances, a specified level of Board representation for Air Partners. No shares of Class D common stock are currently outstanding, and they may only be issued in limited circumstances upon conversion of Class A common stock held by Air Partners. Air Partners has the option, which may be exercised only once, to convert all (but not less than all) shares of Class A common stock held by it into an equal number of shares of Class D common stock. Such right of conversion is further conditioned upon Air Partners' holding common stock having at least 20% of the total voting power of all classes of common stock.

      After such conversion, Air Partners is entitled to elect one-third of the number of directors determined by the Board of Directors pursuant to the Bylaws (rounded to the nearest whole number), voting as a separate class. When shares of Class D common stock are outstanding, Air Partners may not vote any of its shares of Class B common stock for the election of directors; and if Air Partners becomes the beneficial owner of any additional shares of Class A common stock during such time, such shares will automatically be converted into Class D common stock. Each share of Class D common stock has ten votes and, as to matters other than the election of directors, votes together with all other classes of common stock as a single class. In the event the voting power of all common stock held by Air Partners represents less than 20% of the voting power of all classes of common stock, all Class D common stock held by Air Partners will automatically convert into an equal number of shares of Class A common stock. Shares of Class D common stock also convert automatically into an equal number of shares of Class A common stock upon the transfer of record or beneficial ownership of such Class D common stock to any person other than certain related parties of the original holder. Air Partners may also at any time voluntarily convert all (but not less than all) shares of Class D common stock held by it into an equal number of shares of Class A common stock. All shares of Class D common stock surrendered by Air Partners for conversion into Class A common stock will be canceled and may not be reissued.

Redeemable Preferred Stock

      The Company has authorized and issued a class of preferred stock, designated as Series A 12% Cumulative Preferred Stock.

      Holders of the Series A 12% Preferred are entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends payable quarterly in additional shares of such preferred stock for dividends accumulating through December 31, 1996. Thereafter dividends are payable in cash at an annual rate of $12 per share; provided, however, that to the extent net income (as defined in the certificate of designation for the preferred stock) for any calendar quarter is less than the amount of dividends due on all outstanding shares of the Series A 12% Preferred for such quarter, the Board of Directors may declare dividends payable in additional shares of Series A 12% Preferred in lieu of cash. At any time, the Company may redeem, in whole or in part, on a pro rata basis among the stockholders, any outstanding shares of the Series A 12% Preferred. All outstanding shares of the Series A 12% Preferred are mandatorily redeemable on April 27, 2003 out of legally available funds. The redemption price is $100 per share plus accrued and unpaid dividends. Shares of the Series A 12% Preferred are not convertible into shares of common stock and such shares do not have voting rights, except under limited circumstances described in the following two paragraphs. Shares of the Series A 12% Preferred have a liquidation preference of $100 per share plus accrued and unpaid dividends, senior to any distribution on shares of common stock.

      In the event the Company violates certain covenants set forth in the certificate of designation relating to the Series A 12% Preferred, or fails to pay the full amount of dividends on the preferred stock for nine consecutive quarterly payment dates or shall not have redeemed the preferred stock within five days of the date of any redemption of which the Company has given, or is required to give, notice (a "Default"), the holders of the Series A 12% Preferred as to which a Default exists, voting (subject to the Foreign Ownership Restrictions) together as one class, are entitled to elect one member of the Board of Directors. In the event the Company pays in full all dividends accrued on the preferred stock for three consecutive payment dates following such Default (and no dividend arrearages exist as to such stock), or otherwise cures any other default that gives rise to such voting rights, the holders of the Series A 12% Preferred will cease to have the right to elect a director.

      The consent or approval of the holders of a majority of the then-outstanding shares of Series A 12% Preferred is required for the creation of certain classes of senior or parity stock, certain mergers or sales of substantially all of the Company's assets, the voluntary liquidation or dissolution of the Company and amendments to the terms of the preferred stock that would adversely affect the Series A 12% Preferred.

      The Board of Directors of the Company has the authority, without any vote by the stockholders, to issue additional shares of preferred stock, up to the number of shares authorized in the Certificate of Incorporation, as it may be amended from time to time, in one or more series, and to fix the number of shares constituting any such series, the designations, preferences and relative rights and qualifications of such series, including the voting rights, dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series.

Limitation of Director Liability and Indemnification

      The Company's Certificate of Incorporation provides, to the fullest extent permitted by Delaware law as it may from time to time be amended, that no director shall be liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director. As required under current Delaware law, the Company's Certificate of Incorporation and Bylaws provide that such waiver may not apply to liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction from which the director derived any improper personal benefit. However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation

Law, as so amended. The Certificate of Incorporation further provides that the Company will indemnify each of its directors and officers to the full extent permitted by Delaware law and may indemnify certain other persons as authorized by law. The foregoing provisions do not eliminate any monetary liability of directors under the federal securities laws.

                      UNITED STATES TAXATION

      The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Class B common stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Notes and Class B common stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes or Class B common stock as a part of an integrated investment (including a "straddle") comprised of a Note or shares of Class B common stock and one or more other positions, persons that have a "functional currency" other than the U.S. dollar or holders of Notes that did not acquire the Notes in the initial distribution thereof.

      INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders

      As used herein, the term "United States Holder" means a holder of a Note who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the States and the District of Columbia).

Payment of Interest

      Interest on a Note generally will be includible in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

Sale, Exchange or Redemption of the Notes

      Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the Note was held for more than one year at the time of sale, exchange or redemption.

Conversion of the Notes

      A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Class B common stock except with respect to cash received in lieu of a fractional Share of Class B common stock. Such Holder's tax basis in the Class B common stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Class B common stock received on conversion will generally include the holding period of the Note converted.

      Cash received in lieu of a fractional share of Class B common stock upon conversion will be treated as a payment in exchange for the fractional share of Class B common stock. Accordingly, the receipt of cash in lieu of a fractional share of Class B common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

Adjustment of Conversion Price

      The conversion price of the Notes is subject to adjustment in certain circumstances. Under Section 305(c) of the Internal Revenue Code, adjustments that have the effect of increasing the proportionate interest of holders of the Notes in the assets or earnings of the Company (for example, an adjustment following a distribution of property by the Company to its shareholders) may in some circumstances give rise to deemed dividend income to United States Holders; similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding stock can in some circumstances give rise to deemed dividend income to United States Holders of such stock.

Dividends

      Dividends paid on the Class B common stock generally will be includible in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

Sale or Other Disposition of Class B Common Stock

      United States Holders generally will be subject to taxation with respect to any gain recognized on the sale, exchange, redemption or other disposition of shares of Class B common stock. Such gain will be capital gain, and will be long-term capital gain if the shares of Class B common stock were held for more than one year.

Information Reporting and Backup Withholding Tax

      In general, information reporting requirements will apply to payments of principal, premium, if any, and of interest on a Note, payments of dividends on Class B common stock and payments of the proceeds of the sale of a Note or Class B common stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund.

Non-United States Holders

      Under current United States federal income and estate tax law,

           (a)payment on a Note or coupon by the Company or any Paying Agent to a holder that is a United States Alien (as defined under "Description of Notes--Payment of Additional Amounts") will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest, (i) the beneficial owner does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and is not a controlled foreign corporation related to the Company through stock ownership and (ii) in the case of a Registered Note, the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a United States Alien in compliance with applicable requirements;

           (b)a holder of a Note, coupon or Class B common stock that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of the Note, coupon or Class B common stock (including the receipt of cash in lieu of fractional shares upon conversion of a Note into shares of Class B common stock), unless such holder has a connection with or status with respect to the United States described in clause (a) under "Payment of Additional Interest";

           (c)a Note or coupon will not be subject to United States federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that such holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and, at the time of such holder's death, payments of interest on such Note or coupon would not have been effectively connected with the conduct by such holder of a trade or business in the United States;

           (d)except as described in clause (b) above with respect to the receipt of cash in lieu of fractional shares by certain holders upon conversion of a Note, no United
      States federal income tax will be imposed upon the conversion of a Note into shares of Class B common stock;

           (e)dividends paid (or deemed paid, as described under "United States Holders--Adjustment of Conversion Price") on shares of Class B common stock held by a United States Alien will be subject to withholding of United States federal income tax at a 30 percent rate (or lower rate provided under any applicable tax treaty, assuming the holder of the Class B common stock satisfies any certification or documentation requirements necessary to claim the benefits of such treaty), unless the dividends are effectively connected with the conduct by the United States Alien holder of a trade or business in the United States, in which case such dividends will be subject to United States federal income tax at regular rates and will be exempt from the 30 percent withholding tax; and

           (f)shares of Class B common stock held by an individual at the time of his death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

      United States information reporting requirements and backup withholding tax will not apply to payments on a Registered Note made by the Company or any Paying Agent to a holder that is a United States Alien if the statement described in clause (a) of the preceding paragraph is duly provided to the Trustee.

      Payment on a Registered Note by the United States office of a custodian, nominee or other agent of the beneficial owner of such Registered Note will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

      Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or shares of Class B common stock effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury regulations), provided that such broker (i) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and (ii) is not a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of the sale of a Note or shares of Class B common stock effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a Note or shares of Class B common stock by the United States office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

      Dividends on Class B common stock held by a United States
Alien will not be subject to information reporting requirements or backup withholding tax if paid to an address outside the United States.

      On April 15, 1996, the Internal Revenue Service release proposed revisions (the "Proposed Regulations") to the regulations interpreting the withholding tax, information reporting and backup withholding tax rules described above. The Proposed Regulations would change in some respects the requirements for providing the certification described in clause
(a) of the first paragraph above, including requiring that the partners of a foreign partnership that is a holder of Notes provide such certification and that such a partnership provide certain information, including a U.S. taxpayer identification number. (In the case of certain tiered partnerships, this rule would be applied to the ultimate partners, on a look-through basis.) The Proposed Regulations also would modify in certain respects the information reporting and backup withholding tax rules. In particular, these rules may apply to foreign partnerships on a look-through basis and United States Aliens may be required to comply with certain certification requirements in order to establish an exemption from information reporting requirements and backup withholding tax with respect to dividends paid on Class B common stock.

      The Proposed Regulations are proposed generally to be effective for payments made after December 31, 1997. It is not possible to predict whether, or in what form, the Proposed
Regulations ultimately will be adopted.

                          SELLING HOLDERS

      The Notes were originally issued by the Company and sold by Goldman Sachs International (the "Underwriter"), in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Underwriters to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and Continental Class B common stock issued upon conversion of the Notes. The term Selling Holder includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.

      The following table sets forth information with respect to the Selling Holders and the respective principal amount of Notes beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Holders and the Trustee. Bear, Stearns & Co. Inc. (an affiliate of Bear Stearns Securities Corp.), BT Securities Corporation (an affiliate of Bankers Trust Company), Goldman, Sachs & Co., Lehman Brothers, Inc. (an affiliate of Lehman Brothers, International Europe - Prime Broker (LGSI)), Merrill Lynch, Pierce, Fenner & Smith Incorporated (an affiliate of Merrill Lynch - Debt Securities and Merrill Lynch, Pierce, Fenner and Smith Safekeeping), Morgan Stanley & Co. Incorporated, CS First Boston Corporation and Salomon Brothers Inc have in the past provided to Continental and/or its affiliates investment banking and investment advisory services for which they have received customary fees, and may in the future provide such services. Bankers Trust Company (an affiliate of BT Securities Corporation) acts as trustee under an indenture pursuant to which Continental has issued convertible subordinated notes.

                                                      Principal
                  Selling Holder                        Amount
                                                          of
                                                        Notes
Chase Manhattan Bank, N.A.                           38,145,000
SSB-Custodian                                        33,792,000
Bear Stearns Securities Corp.                        26,096,000
Bank of New York                                     25,480,080
Goldman, Sachs & Co.                                 20,234,000
Boston Safe Deposit & Trust Co.                       7,355,000
Bankers Trust Company                                 4,762,000
Merrill Lynch - Debt Securities                       4,641,000
Nomura International Trust Company Incorporated       4,000,000
Sun Trust                                             3,500,000
Lehman Brothers International (Europe) - Prime        3,150,000
Broker (LBI)
First National Bank of Chicago                        3,000,000

Northern Trust Co.-Trust                              2,193,000
Mercantile, Safe Deposit and Trust Company            2,145,000
Salomon Brothers Inc.                                 2,050,000
Morgan Stanley & Co., Incorporated                    1,710,000
CS First Boston Corporation                           1,625,000
Corestates Bank N.A.                                  1,500,000
Deutsche Morgan Grenfell/C.J. Lawrence Inc.           1,500,000
Deutsche Bank-Custody Services                        1,000,000
Wagner, Stott & Inc.                                  1,000,000
Merrill Lynch, Pierce, Fenner & Smith                   904,000
Safekeeping
UBS Securities Inc.                                     775,000
Republic New York Securities Corp.                      750,000
Investors Bank & Trust/M.F. Custody                     600,000
First Interstate Bank of California                     540,000
Wells Fargo Bank, N.A.                                  250,000
Bank of Bermuda (New York) LTD.                         200,000
Chemical Bank                                           100,000
Huntington National Bank                                 58,000
Any other holder of Notes or future transferee
from any such holder
                                                    192,975,000


      None of the other Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of their predecessors or affiliates, except as noted above. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Continental Class B common stock issuable upon conversion of the Notes, no estimate can be given as to the amount of the Notes or the Continental Class B common stock issuable upon conversion of the Notes that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution".

PLAN OF DISTRIBUTION

      The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

      The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

      To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

      The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

      Pursuant to the Registration Rights Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                           LEGAL MATTERS

      The validity of the Notes and certain United States Federal income taxation matters, will be passed upon for the Company by Cleary, Gottlieb, Steen & Hamilton, New York, New York and the validity of any Continental Class B common stock issuable upon conversion of the Notes will be passed upon for the Company by Jeffery A. Smisek, General Counsel of Continental.

                              EXPERTS

      The consolidated financial statements (including schedules) of Continental Airlines, Inc. appearing in Continental Airlines, Inc.'s Annual Report (Form 10-K) as of December 31, 1995 and 1994, and for the two years ended December 31, 1995 and the period April 28, 1993 through December 31, 1993, and the consolidated statements of operations, redeemable and non-redeemable preferred stock and common stockholders' equity and cash flows of Continental Airlines Holdings, Inc. for the period January 1, 1993 to April 27, 1993, incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

===============================             ===============================



No dealer, salesperson or                           $192,975,000
other person has been
authorized to give any
information or to make any                   Continental Airlines, Inc.
representations not contained
in this prospectus and, if
given or made, such                         6 3/4% Convertible Subordinated
information or representation                 Notes Due April 15, 2006
must not be relied upon as
having been authorized by Continental
Airlines, Inc. or any of its
agents. This prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy
any of the securities offered
hereby in any jurisdiction to any
person to whom it is unlawful
to make such offer or solicitation
in such jurisdiction. Neither
the delivery of this prospectus nor
any sale made hereunder shall,
under any circumstances, create
any implication that the information
contained herein is correct
as of any time subsequent to
the date hereof or that there has
been no change in the affairs
of Continental Airlines, Inc.
since such date.
           ---------------

          TABLE OF CONTENTS

                                  Page

Available Information........
 Incorporation of Certain
Documents
   by Reference..............
 Prospectus Summary..........
 Risk Factors................
Recent Developments..........
 Ratio of Earnings to Fixed
   Charges...................
Use of Proceeds..............
Selected Financial Data......
 Description of Notes........
 Description of Capital
Stock........................
 United States Taxation......                          PROSPECTUS
 Selling Holders.............
 Plan of Distribution........
 Legal Matters...............                    Dated           , 1996
 Experts.....................


===============================             ===============================

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with the distribution of the securities being registered hereunder, other than underwriting discounts and commissions, are:

      Securities and Exchange Commission
      registration filing fee.......................  $ 66,544
      Blue Sky qualification fees and expenses,
      including legal fee...........................
      Printing and engraving expenses...............
      Transfer agent and trustee fees and expenses..
      Accounting fees and expenses..................
      Legal fees and expenses.......................
      Miscellaneous.................................

           Total....................................$

Item 15.  Indemnification of Directors and Officers of the
Company.

      The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL provides as follows:

      "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b). Such determination shall be made (1) by a majority vote of the board of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.


      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent for such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

      The Certificate of Incorporation and bylaws also limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duties. The bylaws of the Company provide as follows:

      "No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the . . . GCL, or (iv) for any transaction from which the Director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of Directors of the Corporation shall be eliminated or limited to the full extent permitted by the GCL, as so amended."

      The Company maintains directors' and officers' liability insurance.

Item 16.  Exhibits.

Exhibit                         Exhibit Description
No.

4.1* Indenture for the 6 3/4% Convertible Subordinated Notes, dated as of March 26, 1996 between Continental Airlines, Inc. and Bankers Trust Company, as Trustee

4.2* Form of 6 3/4% Convertible Subordinated Note (included in Exhibit 4.1)

4.3*        Form of First Supplemental Indenture

5.1* Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the Notes registered hereby

5.2*        Opinion of Jeffery A. Smisek, General Counsel of
            Continental Airlines, Inc., as to the validity of the Class B common stock being registered hereby

8.1* Opinion of Cleary, Gottlieb, Steen & Hamilton relating to certain tax matters (included in Exhibit 5.1)

10.1* Registration Rights Agreement, dated March 26, 1996, between Continental Airlines, Inc. and Goldman Sachs
            International

12          Calculation of Ratio of Earnings to Fixed Charges
            (incorporated by reference to the Company's registration statement (File No. 333-03591))

23.1*       Consent of Ernst & Young LLP

23.2* Consent of Cleary, Gottlieb, Steen & Hamilton (included in its opinion filed as Exhibits 5.1)

23.3*       Consent of Jeffery A. Smisek, General Counsel of
            Continental Airlines, Inc. (included in his opinion filed as Exhibit 5.2)

23.4*       Consent of Cleary, Gottlieb, Steen & Hamilton

24.1*       Powers of Attorney

25.1*       Form T-1 Statement of Eligibility under the Trust
            Indenture Act of 1939, as amended, of Bankers Trust
            Company

- -------------

*  Filed herewith

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)To include any prospectus required by section
           10(a)(3) of the Securities Act of 1933;

                (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) To the extent the registrant intends to rely on section 305(b)(2) of the Trust Indenture Act of 1939 for determining the eligibility of the trustee under indentures for securities to be used, offered or sold on a delayed basis by or on behalf of the registrant, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of such Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of such Act.

                            SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 10, 1996.

                            CONTINENTAL AIRLINES, INC.


                            By:  /s/ Jeffery A. Smisek
                               -----------------------------
                                 Senior Vice President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on July 10, 1996.

          Signature                          Title

              *
- ---------------------------
Gordon M. Bethune              President, Chief Executive
                               Officer (Principal Executive
                               Officer) and Director

               *
- ---------------------------
Lawrence W. Kellner            Senior Vice President and
                               Chief Financial Officer
                               (Principal Financial Officer)

               *
- ---------------------------
Michael P. Bonds               Staff Vice President and
                               Controller
                               (Principal Accounting Officer)

               *
- ---------------------------
Thomas J. Barrack, Jr.         Director

               *
- ---------------------------
David Bonderman                Director

               *
- ---------------------------
Gregory D. Brenneman           Director

               *
- ---------------------------
Patrick Foley                  Director

               *
- ---------------------------
Douglas H. McCorkindale        Director

               *
- ---------------------------
George G.C. Parker             Director

               *
- ---------------------------
Richard W. Pogue               Director


               *
- ---------------------------
William S. Price III           Director

               *
- ---------------------------
Donald L. Sturm                Director

               *
- ---------------------------
Karen Hastie Williams          Director

               *
- ---------------------------
Charles A. Yamarone            Director


*By:  /s/ Scott R. Peterson
    ---------------------------
      Scott R. Peterson, Attorney in fact

                       Exhibit Index


Exhibit                         Exhibit Description
No.

4.1* Indenture for the 6 3/4% Convertible Subordinated Notes, dated as of March 26, 1996 between Continental Airlines, Inc. and Bankers Trust Company, as Trustee

4.2* Form of 6 3/4% Convertible Subordinated Note (included in Exhibit 4.1)

4.3*        Form of First Supplemental Indenture

5.1* Opinion of Cleary, Gottlieb, Steen & Hamilton as to the validity of the Notes registered hereby

5.2*        Opinion of Jeffery A. Smisek, General Counsel of
            Continental Airlines, Inc., as to the validity of the Class B common stock being registered hereby

8.1* Opinion of Cleary, Gottlieb, Steen & Hamilton relating to certain tax matters (included in Exhibit 5.1)

10.1* Registration Rights Agreement, dated March 26, 1996, between Continental Airlines, Inc. and Goldman Sachs
            International

12          Calculation of Ratio of Earnings to Fixed Charges
            (incorporated by reference to the Company's registration statement (File No. 333-03591))

23.1*       Consent of Ernst & Young LLP

23.2* Consent of Cleary, Gottlieb, Steen & Hamilton (included in its opinion filed as Exhibits 5.1)

23.3*       Consent of Jeffery A. Smisek, General Counsel of
            Continental Airlines, Inc. (included in his opinion filed as Exhibit 5.2)

23.4*       Consent of Cleary, Gottlieb, Steen & Hamilton

24.1*       Powers of Attorney

25.1*       Form T-1 Statement of Eligibility under the Trust
            Indenture Act of 1939, as amended, of Bankers Trust
            Company

- -------------

*  Filed herewith